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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $106,736      $ 98,393
  Interest expense                                     167,238       160,541
  Implicit interest in rents                             4,277         4,013

Total earnings                                        $278,251      $262,947


Fixed charges:
  Interest expense                                    $167,238      $160,541
  Implicit interest in rents                             4,277         4,013

Total fixed charges                                   $171,515      $164,554


Ratio of earnings to fixed charges                        1.62          1.60